Exhibit 99.1

BioHiTech Global Reports Third Quarter 2020 Financial Results

Conference call to be held today, November 19, at 4:30 p.m. Eastern Time

CHESTNUT RIDGE, NY – November 19, 2020 – BioHiTech Global, Inc. (“BioHiTech” or the “Company”) (NASDAQ: BHTG), a sustainable technology and services company, today announces financial results for its third quarter 2020 ended September 30, 2020.

Third Quarter Highlights:

•	Announced that Carnival Corp., the world’s largest cruise company, reinitiated its installation program of the BioHiTech’s Revolution Series Digesters aboard its ships in preparation for the eventual resumption of cruising

•	Announced a total of $1.4 million in new food waste digester purchase orders for its Revolution Series Digesters from Carnival Corp. as part of its previously announced purchase contract between the two companies with an estimated value of up to $14 million

•	Received first Altapure AP-4™ disinfectant systems purchase contract from Hazelton Area School District in Pennsylvania to protect its schools against COVID-19 and other viral infections

•	Shipped the first Altapure AP-4™ disinfectant system to the cruise industry where it will be installed on the SeaDream I yacht, a mega-yacht boutique ship

•	Closed an $9.5 million (gross) underwritten public offering, including the underwriter’s over-allotment, with net proceeds of $8.4 million to the Company

Developments Subsequent to the End of the Third Quarter

•	Appointed Anthony Fuller as Chief Executive Officer

•	Received contract to install seven new food waste digesters at various Hackensack Meridian Health healthcare facility locations

•	Made strategic investment in Rensselaer, NY land venture as a material step to establishing a renewable energy campus, including New York state’s first waste conversion facility

•	Announced a total of $1.9 million in new food waste digester purchases, bringing total orders received from Carnival Corp. for the Company’s Revolution Series™ food waste digesters to $3.3 million, including $600,000 in digester orders from Princess Cruises, since Carnival reinitiated the installation of digesters on its ships in July 2020

“While the third quarter fell short of our expectations financially, a number of significant events during the quarter and after September 30 provide reasons to believe better quarters are ahead,” commented BioHiTech’s CEO Anthony Fuller. “Carnival Corp. has placed $3.3 million worth of food waste digesters orders since July, providing what we believe is an incredible testimony to our technology and ability to solve real-world food waste problems for the travel and hospitality industry. Additionally, our multi-unit order for food digesters from the Hackensack Meridian Healthcare system provides further validation for our Revolution Series Digesters that convert food waste into a liquid that can be safely discharged through any standard sewer line.

“The Altapure AP-4 disinfectant system saw initial deployments in a school district as well as on a cruise ship, and we are confident it can address future needs across a range of industries, all of which have been affected by COVID-19. We continue to ascend the learning curve of operating our Martinsburg, W.V. plant using our patented High Efficiency Biological Treatment (“HEBioT”) process. In many ways, are still in the commissioning phase with this plant. We’ve made notable changes and are pleased with the progress we are seeing. Our learnings from the Martinsburg facility will prove vital as we progress towards our potential development of a ‘renewable energy campus’ planned for Rensselaer, N.Y. Quite simply, BioHiTech provides cost-effective technology solutions for sustainable waste management, whether on a large scale like our Martinsburg resource recovery facility or on a smaller scale via our food waste digesters.

“As we look ahead to 2021 and beyond, and as the newly appointed CEO, we are setting course with enhanced corporate initiatives. These initiatives are designed to maximize shareholder value and help investors better measure our progress moving forward. I’ve laid out five goals on which we are focused heading into 2021: 1) increase revenue appreciably, 2) reduce SG&A meaningfully, 3) improve the plant operations measurably, 4) tell the story clearly, and 5) function as a team effectively. I look forward to elaborating more on these goals in our earnings conference call later this afternoon and throughout the quarter,” concluded Mr. Fuller.

Financial Highlights for Q3 2020

Revenues: Total revenue in the third quarter of 2020 was $742,877, a decrease of 48% compared to revenue of $1,426,775 in the third quarter of 2019. Third quarter revenue decreased primarily due to a reconfiguration process conducted at the Martinsburg (W.V.) High Efficiency Biological Treatment (HEBioT) facility during the quarter by the facility’s new management team that temporarily reduced production and caused its revenue to decline by 59% year-over-year to $248,274 prior to a $247,649 negative adjustment in previously estimated take-or-pay contract revenue. Rental, service, and maintenance revenue declined 13% from $489,555 in the third quarter of 2019 to $423,996 in the third quarter of 2020. Equipment sales partially offset the declines in the HEBioT and rental, service, and maintenance revenue and rose 370% from $62,565 in the third quarter of 2019 to $293,876 in the third quarter of 2020 due to purchases from Carnival Cruise Lines under their master purchase contract. Furthermore, management advisory and other fees derived support for Gold Medal, a related entity, decreased from $264,750 in the third quarter of 2019 to $24,380 in the third quarter of 2020 in order for management to devote more focus to the Company’s core services.

Operating Expenses: Total Operating Expenses, including $1,256,477 in cost of goods sold and a $917,420 impairment expense at the Martinsburg waste facility, in the third quarter increased 53% from $3,042,020 in the third quarter of 2019 to $4,660,333 in the third quarter of 2020. Increased production expenses, the aforementioned impairment expense, stock-based compensation, legal and social media expenses, insurance costs at the HEBioT facility, Directors and Officers insurance, and management transition expenses at the HEBioT facility primarily drove the increased operating expenses from the comparable period in 2019.

Loss from Operations: The loss from operations increased from ($1,615,245) in the third quarter of 2019 to a loss of ($3,917,456) in the third quarter of 2020.

Net Loss: Net loss per share in the third quarter of 2020 was ($0.16) on 22.0 million weighted average shares outstanding, compared to a net loss of ($0.13) per share on 15.6 million weighted average shares outstanding in third quarter of 2019.

Cash: Unrestricted cash at September 30, 2020 was $4,950,112 following an underwritten public offering completed during the third quarter that netted the Company $8,437,480 in proceeds, including the underwriter’s over-allotment.

Earnings Conference Call

Management will host a conference call at 4:30 p.m. ET on Thursday, November 19, 2020 to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question and answer session.

Participants are asked to pre-register for the call via the following link:

https://dpregister.com/sreg/10150010/dd340fff34

Please note that registered participants will receive their dial-in number upon registration and will dial directly into the call without delay. Those without Internet access or who are unable to pre-register may dial in by calling 1-866-652-5200 (domestic) or 1-412-317-6060 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the BioHiTech Global call.

The conference call will be available through a live webcast found here:

https://services.choruscall.com/links/bhtg201116.html

It will also be broadcast live through the Company’s website with the following link:

http://investors.biohitechglobal.com/events-and-webcasts

A webcast replay of the call can be accessed through the above links and will be available approximately one hour after the end of the call through February 19, 2021. The call replay can also be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code 10150010. The telephonic replay of the call will be available through November 30, 2020.

About BioHiTech Global

BioHiTech Global, Inc. (NASDAQ: BHTG), is a technology services company focused on providing cost-effective solutions that improve environmental outcomes. Our technologies for waste management include the patented processing of municipal solid waste into a valuable renewable fuel, biological disposal of food waste on-site, and proprietary real-time data analytics tools to reduce food waste generation. When used individually or in combination, our solutions lower the carbon footprint associated with waste transportation and can reduce or virtually eliminate landfill usage. In addition, we distribute a patented technology that achieves high-level disinfection of spaces such as classrooms, hotel or hospital rooms and other enclosed areas to combat the spread of viruses and bacteria without the use of harsh chemicals. Our unique solutions enable businesses, educational institutions and municipalities of all sizes to solve everyday problems in a smarter and more cost-effective way while reducing their impact on the environment. For more information, please visit www.biohitech.com.

Forward Looking Statements

Statements in this press release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Without limiting the foregoing, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. These statements are also based on many assumptions and estimates and are not guarantees of future performance. These statements are estimates, based on information available to management as of the date of this release, and are subject to further changes. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of BioHiTech Global, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. BioHiTech Global, Inc. assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future in these forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as “Risk Factors” in our filings with the Securities and Exchange Commission (“SEC”). There may be other factors not mentioned above or included in the BioHiTech’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. BioHiTech Global, Inc. assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Company Contact:

BioHiTech Global, Inc.

Richard Galterio

Executive Vice President

Direct: 845.367.0603

rgalterio@biohitech.com

www.biohitech.com

Investors:

ir@biohitech.com

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue
HEBioT (related party)	$625	$609,905	$1,383,656	$886,947
Rental, service and maintenance	423,996	489,555	1,251,122	1,426,193
Equipment sales	293,876	62,565	616,992	137,799
Management advisory and other fees (related party)	24,380	264,750	124,380	761,750
Total revenue	742,877	1,426,775	3,376,150	3,212,689
Operating expenses
HEBioT processing	945,810	786,680	2,778,514	1,309,176
Rental, service and maintenance	139,665	176,651	552,195	508,164
Equipment sales	171,002	17,776	317,406	56,502
Selling, general and administrative	1,924,293	1,449,545	5,740,158	5,450,282
Impairment expense	917,420	-	917,420	-
Depreciation and amortization	562,143	611,368	1,747,109	1,350,780
Total operating expenses	4,660,333	3,042,020	12,052,802	8,674,904
Loss from operations	(3,917,456)	(1,615,245)	(8,676,652)	(5,462,215)
Other (income) expenses
Gain on sale of affiliate investment	-	(562,617)	-	(562,617)
Interest (income)	(108)	(46,180)	(17,730)	(46,180)
Interest expense	1,023,165	979,202	3,060,775	2,281,071
Expense incurred in warrant valuation and conversions	-	49,160	-	49,160
Total other (income) expenses	1,023,057	419,565	3,043,045	1,721,434
Net loss	(4,940,513)	(2,034,810)	(11,719,697)	(7,183,649)
Net loss attributable to non-controlling interests	(1,647,782)	(728,337)	(3,190,788)	(1,859,069)
Net loss attributable to Parent	(3,292,731)	(1,306,473)	(8,528,909)	(5,324,580)
Other comprehensive income
Foreign currency translation adjustment	71,067	(32,676)	40,931	(37,873)
Comprehensive loss	$(3,221,664)	$(1,339,149)	$(8,487,978)	$(5,362,453)

Net loss attributable to Parent	$(3,292,731)	$(1,306,473)	$(8,528,909)	$(5,324,580)
Preferred stock dividends	(205,115)	(255,847)	(587,428)	(548,075)
Deemed dividend on down round feature	(21,738)	(405,324)	(21,738)	(405,324)
Net loss – common shareholders	(3,519,584)	(1,967,644)	(9,138,075)	(6,277,979)
Net loss per common share - basic and diluted	$(0.16)	$(0.13)	$(0.49)	$(0.41)
Weighted average number of common shares outstanding - basic and diluted	22,044,540	15,649,174	18,787,566	15,134,301

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current Assets
Cash	$4,950,112	$1,847,526
Restricted cash	1,287,138	1,133,581
Accounts receivable, net of allowance for doubtful accounts of $194,066 and $170,038 as of September 30, 2020 and December 31, 2019, respectively (related entity $2,227,224 and $1,370,867 as of September 30, 2020 and December 31, 2019, respectively)	3,311,519	2,155,921
Inventory	627,261	467,784
Prepaid expenses and other current assets	240,939	126,357
Total Current Assets	10,416,969	5,731,169
Restricted cash	2,646,448	2,555,845
Equipment on operating leases, net	1,417,260	1,724,998
HEBioT facility, equipment, fixtures and vehicles, net	36,338,727	37,421,333
Operating lease right of use assets	1,285,292	945,047
License and capitalized MBT facility development costs	8,018,853	8,049,929
Goodwill	58,000	58,000
Other assets	33,749	53,726
Total Assets	$60,215,298	$56,540,047

Continued on following page.

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets, continued:

	September 30, 2020	December 31, 2019
	(Unaudited)
Liabilities and Stockholders' Equity
Current Liabilities:
Line of credit, net of financing costs of $2,050 and $20,152 as of September 30, 2020 and December 31, 2019, respectively	$1,497,950	$1,479,848
Advances from related parties	935,000	210,000
Accounts payable (related entity $2,021,940 and $2,531,034 as of September 30, 2020 and December 31, 2019, respectively)	6,363,168	4,688,339
Accrued interest payable	627,112	1,148,570
Accrued expenses and liabilities	2,075,576	1,926,965
Deferred revenue	95,331	89,736
Customer deposits	753,046	44,792
Note payable	-	100,000
Senior Secured Note, net of financing costs of $75,767 and unamortized discounts of $515,719 as of September 30, 2020	4,408,514	-
Current portion of WV EDA Senior Secured Bonds payable	2,860,000	1,390,000
Current portion of long term debt and Payroll Protection Program Loan	261,787	4,605
Total Current Liabilities	19,877,484	11,082,855
Junior note due to related party, net of unamortized discounts of $78,596 and $95,043 as of September 30, 2020 and December 31, 2019, respectively	965,881	949,434
Accrued interest (related party)	1,729,605	1,510,193
WV EDA Senior Secured Bonds payable, net of current portion, and financing costs of $1,691,516 and $1,792,574 as of September 30, 2020 and December 31, 2019, respectively	28,448,484	29,817,426
Payroll Protection Program Loan, net of current portion	163,839	-
Senior Secured Note, net of current portion, net of financing costs of $113,268, and unamortized discounts of $726,242, as of December 31, 2019	-	4,160,490
Note Payable	100,000	-
Non-current lease liabilities	1,231,144	915,170
Long-term debt, net of current portion	4,936	8,201
Total Liabilities	52,521,373	48,443,769
Series A redeemable convertible preferred stock, 333,401 shares designated and issued, and 125,312 and 145,312 outstanding as of September 30, 2020 and December 31, 2019, respectively	626,553	726,553
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; 3,209,210 and 3,179,120 designated as of September 30, 2020 and December 31, 2019; 1,936,214 and 1,922,603 issued as of September 30, 2020 and December 31, 2019; 848,292 and 856,181 outstanding as of September 30, 2020 and December 31, 2019:
Series B Convertible preferred stock, 1,111,200 shares designated: 428,333 shares issued, no shares outstanding as of September 30, 2020 and December 31, 2019	-	-
Series C Convertible preferred stock, 1,000,000 shares designated, 427,500 shares issued and outstanding as of September 30, 2020 and December 31, 2019	3,050,142	3,050,142
Series D Convertible preferred stock, 20,000 shares designated: 18,850 shares issued; 17,350 and 18,850 outstanding as of September 30, 2020 and December 31, 2019	1,365,696	1,505,262
Series E Convertible preferred stock, 714,519 shares designated: 714,519 shares issued, 264,519 outstanding as of September 30, 2020 and December 31, 2019	698,330	698,330
Series F Convertible preferred stock, 30,090 shares designated, and 13,611 shares issued and outstanding as of September 30, 2020	1,507,408	-
Common stock, $0.0001 par value, 50,000,000 shares authorized, 23,354,130 and 17,300,899 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	2,334	1,730
Additional paid in capital	59,775,963	49,597,059
Accumulated deficit	(61,403,226)	(52,785,242)
Accumulated other comprehensive (loss)	(84,069)	(43,138)
Stockholders’ equity attributable to Parent	4,912,578	2,024,143
Stockholders’ equity attributable to non-controlling interests	2,154,794	5,345,582
Total Stockholders’ Equity	7,067,372	7,369,725
Total Liabilities and Stockholders’ Equity	$60,215,298	$56,540,047

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(11,719,697)	(7,183,649)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	1,747,109	1,350,780
Impairment expense	917,420	-
Amortization of operating lease right of use assets	72,402	-
Provision for bad debts	126,119	45,000
Share based employee compensation	1,537,915	741,188
Interest resulting from amortization of financing costs and discounts	419,715	333,782
Share based vendor compensation	297,835	-
Gain on sale of affiliate investment	-	(562,617)
Loss resulting from write-off of proposed MBT site	-	346,654
Warrant modifications	-	49,160
Changes in operating assets and liabilities	(909,507)	(1,137,810)
Net cash used in operating activities	(7,510,689)	(6,017,512)

Cash flow from investing activities:
Purchases of construction in-progress, equipment, fixtures and vehicles	(207,173)	(4,619,883)
Proceeds from sale of investment in affiliate	-	2,250,000
Refund of deposit	5,000	-
MBT facility development costs incurred	(62,949)	(59,013)
MBT facility development costs refunded	-	66,000
Net cash used in investing activities	(265,122)	(2,362,896)

Cash flows from financing activities:
Proceeds from common stock issuance, net of offering costs	8,437,480	3,035,557
Proceeds from the sale of Series F convertible preferred stock units	1,560,450	-
Proceeds from Payroll Protection Program Loan	421,300	-
Proceeds from the sale of Series D convertible preferred stock units	-	1,772,500
Affiliate investment in subsidiary	-	1,400,000
Deferred financing costs incurred	-	(62,151)
Repayments of long-term debt	(3,544)	(6,846)
Related party advances, net	725,000	210,000
Net cash provided by financing activities	11,140,686	6,349,060
Effect of exchange rate on cash (restricted and unrestricted)	(18,129)	12,721
Net change in cash (restricted and unrestricted)	3,346,746	(2,018,627)
Cash - beginning of period (restricted and unrestricted)	5,536,952	9,126,380
Cash - end of period (restricted and unrestricted)	$8,883,698	7,107,753